Registration Number 333-38214

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933

                                 INPRIMIS, INC.

               (Exact name of issuer as specified in its charter)

                               FLORIDA 59-2479377

          (State of Incorporation) (IRS Employer Identification Number) 1601 CLINT MOORE ROAD, BOCA RATON, FLORIDA 33487 (561) 997-6227

          (Address and telephone number of Principal Executive Offices)

                                 INPRIMIS, INC.

                             1992 STOCK OPTION PLAN

                            (Full title of the Plan)

                                R. Michael Brewer

                            Vice President of Finance

                             Chief Financial Officer

                                 Inprimis, Inc.

                              1601 Clint Moore Road

                            Boca Raton, Florida 33487


                                 (561) 997-6227

              (Name, address and telephone number of agent service)

                                    Copy to:

                             Francis J. Feeney, Jr.

                           Hutchins, Wheeler & Dittmar

                               101 Federal Street

                           Boston, Massachusetts 02110


                                 (617) 951-6600

ITEM 8. EXHIBITS.

NUMBER     DESCRIPTION
4.1        First Amendment to Registrant's  1992 Stock Option Plan.  (Filed as
           Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, File No. 33-80043 and herein incorporated by reference.)

4.2        Fourth Amendment to Registrant's 1992 Stock Option Plan.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form S-8 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida on December 12, 2000.

                                                            INPRIMIS, INC.

                           By: /s/ Robert W. Ferguson

                                                 Name: Robert W. Ferguson
                                                 Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this

Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.

                                                              TITLE                                 DATE
/s/ Robert W. Ferguson                                 Chief Executive Officer                  December 12, 2000
----------------------
                                                       and Chairman of the
Robert W. Ferguson                                     Board of Directors
                                                       (principal executive officer)

/s/ Michael Brewer                                     Vice President of                        December 12, 2000
------------------
                                                       Finance and Chief Financial

Michael Brewer                                         Officer (principal financial
                                                       and accounting officer)

/s/ Robert W. Ferguson                                 Director                                 December 12, 2000
----------------------

Robert W. Ferguson

/s/ H. Ric Luhrs                                       Director                                 December 12, 2000
----------------

H. Ric Luhrs

/s/ Douglas K. Raborn                                  Director                                 December 12, 2000
---------------------

Douglas K. Raborn

                                            2




/s/ Joseph M. O'Donnell                                Director                                 December 12, 2000
-----------------------

Joseph M. O'Donnell

/s/ Arthur R. Wyatt                                    Director                                 December 12, 2000
-------------------

Arthur R. Wyatt

/s/ Blaine E. Davis                                    Director                                 December 12, 2000
-------------------

Blaine E. Davis

/s/ Eduard Will                                        Director                                 December 12, 2000
---------------

Eduard Will

_________________                                      Director                                 December 12, 2000

Karl Gruns

/s/ Michael S. Polacek                                 Director
----------------------

Michael S. Polacek

/s/ Bernard A. Carballo                                Director                                 December 12, 2000
-----------------------

Bernard A. Carballo

______________________                                 Director

Philip A. Vachon

_______________________                                Director

Rob van Oostenbrugge


                                                             EXHIBIT INDEX

NUMBER     DESCRIPTION
4.1        First Amendment to Registrant's  1992 Stock Option Plan.  (Filed as
           Exhibit 4.2 to the Registrant's Registration Statement on Form S-8, File No. 33-80043 and herein incorporated by reference.)

4.2        Fourth Amendment to Registrant's 1992 Stock Option Plan.

                                   EXHIBIT 4.2

                                 INPRIMIS, INC.

                   FOURTH AMENDMENT OF 1992 STOCK OPTION PLAN

         In accordance with the provisions of Section 19 of the Boca Research, Inc. 1992 Stock Option Plan (the "Plan"), the Plan is hereby amended as follows effective as of the date this Amendment is adopted by the Board of Directors:

     1. The name of the Plan shall be the Inprimis, Inc. 1992 Stock Option Plan.

     2. Section 9(a)(2) shall be deleted in its entirety and the following language shall be substituted in its place: "(2) Except as otherwise provided in this Section 9, an option granted to any employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall terminate on the earlier of (i) thirty (30) days (or such longer period of time as may be specified by the Committee in the optionee's Agreement) following the date the optionee ceases to be an employee of the Company or one of its subsidiaries, or
(ii) the date on which the option expires by its terms."

     3. The Plan is amended by adding  the  following  Section  24:  "24.  Stock
Awards.

     (a) The Committee may grant, subject to the limitation on the number of shares of Common Stock available under Section 2 hereof, stock awards to employees of and other key individuals engaged to provide services to the Company and its subsidiaries. A stock award may be made in stock or denominated in stock subject to final settlement in cash or stock. Each stock award granted shall be subject to such terms and conditions as the Committee, in its sole discretion, shall determine and establish. These may include, but are not limited to, establishing a holding period during which stock issued pursuant to an award may not be transferred, requiring forfeiture of the stock award because of termination of employment or failure to achieve specific objectives such as measures of individual, business unit, or Company performance, including stock price appreciation. In determining a person's eligibility to be granted an award, as well as in determining the number of shares to be awarded to any person, the Committee shall take into account the person's position and responsibilities, the nature and value to the Company or its subsidiaries of such person's service and accomplishments, such person's present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant.

     (b) The Committee may provide that a stock award shall earn dividends or dividend equivalents, which may be paid currently or may be deferred in payment, including reinvestment in additional shares covered by the applicable stock award, all on such terms and conditions as the Committee shall deem appropriate.

     (c) The Committee shall require that for any stock award to be effective, the recipient of the award shall execute an award agreement at such time and in such form as the Committee shall determine. Any award agreement may require that for any or some of the shares issued, the awardee must pay a minimum consideration, whether in cash, property or services, as may be required by applicable law or the Committee, as the Committee shall determine.

     (d) A stock award may be granted singly or in combination or in tandem with another stock award or stock option. A stock award may also be granted as the payment form in settlement of a grant or right under any other Company employee benefit or compensation plan or arrangement, including the plan or arrangement of an acquired entity.

     (e) No stock award granted to any person under the Plan shall be assignable or transferable otherwise than by will or the laws of descent and distribution. Any stock award granted under the Plan shall be null and void and without effect upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, trustee process or similar process, whether legal or equitable, upon such award.

     (f) All provisions of the Plan applicable to the grant of stock options (including limitations on transferability, adjustment for corporate events, restrictions on issue of shares, and termination and amendment) shall apply equally to stock awards except as the context may otherwise require in the sole discretion of the Committee or the Board."

     4. This Amendment shall take effect as of the date of its adoption by the Board of Directors of Inprimis, Inc.

     5. Except as hereinabove provided, the Plan is hereby ratified and confirmed in all respects.

                                          Inprimis, Inc.


                                          By:   /S/ Robert W. Federspiel
                                                    Robert W. Federspiel
                                                    Secretary

Adopted by the Board of Directors:  December 11,  2000

Approval by the Stockholders not required.